KINETIC CONCEPTS, INC
                       8023 Vantage Drive
                    SAN ANTONIO, TEXAS  78230


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD MAY 14, 1996

To the Shareholders of Kinetic Concepts, Inc.:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Kinetic Concepts, Inc. (the "Company") will be held in the Cancun and Cozumel Rooms of the Embassy Suites Hotel, 7750 Briaridge, San Antonio, Texas on Tuesday, May 14, 1996 at 9:00 a.m., local time, for the purpose of considering and acting upon the following matters:

(1) The election of six directors of the Company to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

(2)  The  approval  of the appointment of the firm of  KPMG  Peat
     Marwick LLP as the independent public accountants of the Company for the 1996 fiscal year; and

(3) The transaction of such other business as may lawfully come before the meeting or any adjournment thereof.

      The record date for the meeting has been fixed at March 26, 1996. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof. You are cordially invited to attend the meeting. Shareholders wishing to attend the meeting should bring proper identification and evidence of their ownership of shares of the Company's Common Stock to the meeting.

      Shareholders  who do not expect to attend  the  meeting  in person are urged to sign the enclosed proxy and return it promptly to the First National Bank of Boston, Proxy Department, P.O. Box 1628, Boston, Massachusetts 02105-1628. A return envelope is enclosed for that purpose.

                              KINETIC CONCEPTS, INC.

                              /s/ DENNIS E. NOLL
                             --------------------------
                              Dennis E. Noll, Secretary


Dated:   March 28, 1996

     PLEASE COMPLETE THE ENCLOSED PROXY AND MAIL IT PROMPTLY

                     KINETIC CONCEPTS, INC.
                       8023 Vantage Drive
                    San Antonio, Texas  78230
            _________________________________________

                         PROXY STATEMENT
            _________________________________________

      The accompanying proxy is solicited by the Board of Directors of Kinetic Concepts, Inc., a Texas corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on May 14, 1996, and at any adjournment thereof. The Company will bear the cost of the solicitation. It is expected that the solicitation of proxies will be made by mail. This Proxy Statement and accompanying form of proxy are being mailed or given to security holders on or about April 3, 1996.

      Only holders of record of common stock, par value $.001 ("Common Stock"), of the Company at the close of business on March 26, 1996 shall be entitled to vote at the Annual Meeting. There were 44,404,888 shares of Common Stock issued and outstanding on the record date. Each share of Common Stock is entitled to one vote. As of February 1, 1996, to the knowledge of the Company, no holder of record owned more than five percent of the outstanding shares of Common Stock, except James R. Leininger, M.D., whose business address is 8023 Vantage Drive, San Antonio, Texas 78230, and who owns of record 22,402,181 shares (50.5%) of the issued and outstanding shares of Common Stock and Wellington Management Company, whose business address is 75 State Street, Boston Massachusetts 02109, and who owns of record 2,634,300 shares (5.94%) of the issued and outstanding shares of Common Stock. Any shareholder giving a proxy has the power to revoke the same at any time prior to its use by giving notice in person or in writing to the Secretary of the Company.

      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting. A quorum for transaction of business at the Annual Meeting requires representation, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock. The inspectors of election will treat abstentions and broker non-votes as shares that are present for purposes of determining the presence of a quorum for transaction of business at the meeting. A quorum with respect to any matter to be voted on at the Annual Meeting requires representation, in person or by proxy, of a majority  of  the issued and outstanding shares of  Common  Stock entitled to vote on that matter. With respect to any matter submitted to the shareholders for a vote, abstentions will be treated as present and entitled to vote for purposes of determining both the presence of a quorum with respect to that matter and the approval of that matter. If a broker indicates on a proxy that it does not have the discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter for purposes of determining the presence of a quorum with respect to that matter or the approval of that matter.

                     ELECTION OF DIRECTORS

       Six  (6)  directors,  constituting  the  entire  Board  of
Directors, are to be elected at the Annual Meeting. Each director will hold office until the next Annual Meeting and until his successor is duly elected and qualified. The proxies named in the accompanying proxy, who have been designated by the Board of Directors, intend to vote for the following nominees for election as directors, unless otherwise directed. The vote of a plurality of the shares of Common Stock present at the Annual Meeting and entitled to vote thereon will be necessary to elect the directors listed below. Abstentions and broker non-votes will not be included in the vote totals and thus will not affect the outcome of the vote. All of the nominees are currently directors of the Company.

Business Experience of Directors and Nominees
---------------------------------------------
       Certain information concerning the members of the Board of Directors and the nominees is set forth as follows:

      James R. Leininger, M.D., age 51, is the founder of the Company and has served as Chairman of the Board of Directors since 1976. From January 1990 to November 1994, Dr. Leininger served as President and Chief Executive Officer of the Company. From 1975 until October 1986, Dr. Leininger was also the Chairman of the Emergency Department of the Baptist Hospital System in San Antonio, Texas.

      Raymond R. Hannigan, age 56, joined the Company as its President and Chief Executive Officer in November 1994 and has served as a Director of the Company since 1994. From January 1991 to November 1994, Mr. Hannigan was the President of the International Division of Sterling Winthrop Consumer Health Group (a pharmaceutical company with operations in over 40 countries), a wholly-owned subsidiary of the Eastman Kodak Company. From May 1989 to January 1991, Mr. Hannigan was the President of Sterling Drug International.

      Peter A. Leininger, M.D., age 53, joined the Company as its Vice President, Medical in 1978, became Chief Administrative Officer and Senior Vice President of the Company in January 1994 and was named Executive Vice President in September 1995. Dr. Peter Leininger became a member of the Company's Board of Directors in 1980. Prior to 1978, Dr. Peter Leininger maintained a private medical practice and functioned as the southeast regional distributor for the Company's products. Peter A. Leininger, M.D. is the brother of James R. Leininger, M.D.

      Sam A. Brooks, age 57, has served as a Director of the Company since 1987. Mr. Brooks also serves on the Board of Directors of Nationwide Health Properties, Inc. (a real estate investment trust), Quorum Health Group, Inc. (a hospital management company) and PhyCor, Inc. (a physician management company), each of which has securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Mr. Brooks has served as the Chairman of the Board of National Imaging Affiliates, Inc. (an operator of magnetic resonance imaging centers) since 1992 and President of MedCare Investment Corp. (the general partner of a medical venture capital fund) since April 1991. From 1986 to October 1989, he was President of Nationwide Health Properties, Inc. and prior to 1986, Mr. Brooks served as Executive Vice President and Chief Financial Officer of Hospital Corporation of America (a hospital management company).

      Frank A. Ehmann, age 62, has served as a Director of the Company since 1987. He is also a member of the Board of Directors of Genderm Inc. (a pharmaceutical company), SPX Corporation (a machinery manufacturer), American Health Corp., Inc. (a diabetes treatment provider) and AHA Investment Funds, Inc. (an investment advisory company), each of which has securities registered under the Exchange Act. Mr. Ehmann was President and Chief Operating Officer of United Stationers, Inc. (an office products company) from March 1986 to October 1989. Prior to December 1985, Mr. Ehmann was an Executive Vice President and Co-Chief Operating Officer of Baxter Travenol Laboratories, Inc. (a medical products company).

      Bernhard T. Mittemeyer, M.D., age 65, has served as a Director of the Company since 1987. Dr. Mittemeyer has served as Executive Vice President and Provost of the Texas Tech University Health Science Center since 1986. Dr. Mittemeyer also served as Interim Dean of the Texas Tech School of Medicine from November 1988 until August 1990. From March 1985 until October 1986, Dr. Mittemeyer served as the Senior Vice President and Corporate
Medical Director of Whittaker Health Services (a health maintenance organization). Prior to March 1985, Dr. Mittemeyer served for 28 years as a career officer in the United States Army which culminated in his service as the Surgeon General of the United States Army from October 1981 to February 1985.


Information Concerning Directors
--------------------------------
      None of the directors, nominees for director or the executive officers of the Company has a family relationship with any of the other directors, nominees for director or executive officers except James R. Leininger, M.D. and Peter A. Leininger, M.D., who are brothers. None of the nominees is a director of any other company which has a class of securities registered under, or is required to file reports under, the Exchange Act or of any company registered under the Investment Company Act of 1940, except for the directorships held by Messrs. Brooks and Ehmann which are noted above.


Director Compensation
---------------------
     Each director of the Company, other than James R. Leininger, M.D., Peter A. Leininger, M.D. and Raymond R. Hannigan, received compensation for serving as a director during 1995. Each outside director receives $24,000 per annum for serving as a member of the Board of Directors and is reimbursed for the expenses incurred by him as a result of his membership on the Board of Directors. Under the 1988 Eligible Directors Stock Option Plan, outside directors receive a stock option covering 24,000 shares of Common Stock upon becoming a member of the Board of Directors and an option covering 2,500 shares on each anniversary of becoming a director. The exercise price of all options so granted is equal to the fair market value of Common Stock at the close of business on the day immediately prior to the date of grant.

Board of Directors' Meetings and Committees
-------------------------------------------
      During 1995, the Board of Directors held four (4) meetings. Each of the directors attended over seventy-five percent of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.

      The Board of Directors has an Audit Committee consisting of Sam A. Brooks, Chairman, Frank A. Ehmann and Bernhard T. Mittemeyer, M.D. The Audit Committee met three (3) times during 1995. The Audit Committee recommends the appointment of the Company's independent auditors, confers with the auditors and with management concerning the scope of the annual audit and reviews the audit procedures and internal accounting controls of the Company and its subsidiaries.

       The Board of Directors has a Compensation Committee consisting of Sam A. Brooks, Bernhard T. Mittemeyer, M.D. and Frank A. Ehmann, Chairman. The Compensation Committee met three
(3) times in 1995. The functions of the Compensation Committee are to review and establish the compensation of officers and other management personnel.

      The Board of Directors has a Stock Option Committee (the "Stock Option Committee"), which administers the 1987 Kinetic Concepts, Inc. Key Contributor Stock Option Plan (the "Key Contributor Plan"), consisting of Sam A. Brooks, Bernhard T. Mittemeyer, M.D., Chairman and Frank A. Ehmann. The Stock Option Committee met once in 1995.

     The Board of Directors has a Nominating Committee consisting of James R. Leininger, M.D., Chairman, Sam A. Brooks, Frank A. Ehmann and Peter A. Leininger, M.D. The Nominating Committee did not meet in 1995. The Nominating Committee makes recommendations to the Board on the selection of candidates as nominees for election as members of the Company's Board of Directors. In recommending Board candidates, the Nominating Committee seeks individuals of proven judgment and competence who are outstanding in their chosen field of endeavor and considers such factors as anticipated participation in Board activities, education, special talents and personal attributes. Shareholders who wish to suggest qualified candidates should write to the Secretary of the Company at 8023 Vantage Drive, San Antonio, Texas 78230, stating in detail the qualifications of such persons for consideration by the Nominating Committee.

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------
      Bernard T. Mittemeyer, M.D., Sam A. Brooks and Frank A. Ehmann are the members of the Company's Compensation Committee. James R. Leininger, M.D., the Chairman of the Board, was a member of the Compensation Committee in 1995. Dr. Leininger did not participate in any deliberations of the Compensation Committee concerning his compensation or the compensation of his brother, Peter A. Leininger, M.D. Mr. Brooks is President of MedCare Investment Corp. and Chairman of National Imaging Affiliates, Inc. Dr. James R. Leininger serves on the Board of Directors of both companies, neither of which has a compensation committee.


         SECURITIES HOLDINGS OF PRINCIPAL SHAREHOLDERS,
                     DIRECTORS AND OFFICERS

      Based upon information received upon request from the persons concerned, each person known to be the beneficial owner of more than five percent of the Company's outstanding common stock, each director, nominee for director, named executive officer (as defined on page 8 hereof) and all directors and executive officers of the Company as a group, owned beneficially as of February 1, 1996, the number and percentage of outstanding shares of Common Stock of the Company indicated in the following table:

                                   Shares of Common
                                   Stock Beneficially
                                   owned as of            Percent
Names of Individuals               February 1,1996 (1)    of Class
--------------------               -------------------    --------
James R.Leininger, M.D.              22,925,878             51.70%
(2)(3)(4)(5)(6)
8023 Vantage Drive
San Antonio, TX 78230

Wellington Management Company (7)      2,634,300             5.93%
75 State Street
Boston, Massachusetts 02109

Peter A. Leininger, M.D.               1,483,708             3.34%
(5)(6)(8)

Raymond R. Hannigan (9)                  582,400             1.31%

Sam A. Brooks (3)(10)                    174,000               *

Frank A. Ehmann (10)                      25,000               *

Bernhard T. Mittemeyer, M.D. (10)         25,200               *

Bianca A. Rhodes (11)                     69,576               *

Daniel R. Puchek (11)                     40,699               *

All directors and executive
officiers as a group
(16 persons) (12)                     23,836,130             53.05%
_________________
*  Less than one (1%) percent


(1) Except as otherwise indicated in the following notes, the persons named in the table directly own the number of shares indicated in the table and have the sole voting power and investment power with respect to all of such shares. Shares beneficially owned include options exercisable prior to April 2, 1996.

(2) The shares shown for Dr. James R. Leininger include beneficial ownership of 27,572 shares of Common Stock held by Dr. Leininger as trustee for the children of Peter A. Leininger, M.D. Dr. Leininger disclaims beneficial ownership of the aforesaid shares. The shares shown also include an aggregate of 1,886,500 shares with respect to which Dr. Leininger has granted stock options to certain persons, approximately 1,737,248 of which are currently exercisable.

 (3) The board of directors of Children's Covenant Foundation, Inc., which consists of Dr. James R. Leininger, Cecelia A. Leininger (Dr. James R. Leininger's wife), Sam A. Brooks and Dan A. Brooks, has voting and dispositive power over the shares of Common Stock owned by this charitable foundation. The shares shown for Dr. James R. Leininger and Sam A. Brooks include the 40,000 shares of Common Stock owned by Children's Covenant Foundation, Inc. Dr. Leininger and Sam
     A. Brooks disclaim beneficial ownership of the aforesaid shares.

(4) The board of directors of Covenant Foundation, Inc., which consists of Dr. James R. Leininger, Cecelia A. Leininger and Charles A. Staffel has voting and dispositive power over the shares of Common Stock owned by this charitable foundation. The shares shown for Dr. James R. Leininger include the 388,500 shares of Common Stock owned by Covenant Foundation, Inc. Dr. Leininger disclaims beneficial ownership of the aforesaid shares.

(5) The board of directors of Kinetic Concepts Foundation, which consists of Dr. James R. Leininger, Cecelia A. Leininger, Dr. Peter A. Leininger and Thomas W. Lyles, Jr., has voting and dispositive power over the shares of Common Stock owned by this charitable foundation. The shares shown for Dr. James R. Leininger and Dr. Peter A. Leininger include the 60,125 shares of Common Stock owned by Kinetic Concepts Foundation. Dr. James R. Leininger and Dr. Peter A.
     Leininger disclaim beneficial ownership of the aforesaid shares.

(6) The board of directors of The PAL Foundation, which consists of Dr. James R. Leininger, Dr. Peter A. Leininger, Dr. John
     H. Leininger and Daniel E. Leininger, has voting and dispositive power over the shares of Common Stock owned by this charitable foundation. The shares shown for Dr. James
     R. Leininger and Dr. Peter A. Leininger include the 7,500 shares of Common Stock owned by The PAL Foundation. Dr. James R. Leininger and Dr. Peter A. Leininger each disclaim beneficial ownership of the aforesaid shares.

(7) The shares shown for Wellington Management Company ("WMC") are owned by various investment advisory clients of WMC. According to a filing which it has made with the Securities and Exchange Commission, WMC is deemed to be a beneficial owner of such shares by virtue of the direct or indirect investment and/or voting discretion it possesses.

(8) The shares shown for Dr. Peter A. Leininger include beneficial ownership of 153,459 shares of Common Stock held by Dr. Leininger as trustee for the children of Dr. James R. Leininger, 17,000 shares of Common Stock held by Dr. Leininger as trustee for the children of John H. Leininger and 20,000 shares held by Dr. Leininger as trustee for the children of Daniel E. Leininger. Dr. Leininger disclaims beneficial ownership of the aforesaid shares. The shares shown also include 1,200,000 shares of Common Stock which he has the right to acquire upon the exercise of a stock option granted to him by James R. Leininger, M.D., and 25,624 shares of Common Stock that Dr. Leininger has the right to acquire under stock options granted by the Company which are exercisable prior to April 2, 1996.

(9) The shares shown for Mr. Hannigan include 396,500 shares of Common Stock which he has the right to acquire upon the exercise of a stock option granted to him by Dr. James R. Leininger. The shares shown also include 142,400 shares of Common Stock that Mr. Hannigan has the right to acquire under stock options granted by the Company which are exercisable prior to April 2, 1996.

(10) The shares shown for Messrs. Brooks, Ehmann and Mittemeyer include 105,000, 20,000 and 20,000 shares of Common Stock, respectively, which they have the right to acquire under stock options granted by the Company which are exercisable prior to April 2, 1996. Mr. Ehmann's stock options are held in the name of The Frank Ehmann Trust.

(11) The shares shown for Ms. Rhodes and Mr. Puchek include 64,576 and 36,099 shares of Common Stock, respectively, which such persons have the right to acquire under stock options granted by the Company which are exercisable prior to April 2, 1996.

(12) The shares shown include 584,593 shares of Common Stock which the directors and executive officers have the right to acquire under stock options granted by the Company which are exercisable prior to April 2, 1996. With respect to the 1,596,500 shares of Common Stock which certain directors and officers have the right to acquire under currently exercisable stock options granted by Dr. James R. Leininger and shares of Common Stock owned by charitable foundations of which Dr. James R. Leininger and either Peter A. Leininger or Sam A. Brooks are directors, such shares are only counted once for the purpose of determining the shares beneficially owned by all directors and executive officers
     as a group.   See footnotes 2, 3, 5, 6, 8 and 9 above.


                      EXECUTIVE COMPENSATION

      The following table shows all the cash compensation paid or to be paid by the Company or its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chief Executive Officer of the Company during fiscal 1995 (the "CEO") and the four highest paid executive officers of the Company other than the CEO (collectively the "named executive officers") for such period in all capacities in which they served:

                   SUMMARY COMPENSATION TABLE


                                                                  Long Term
                                                                  Compensation
                                  Annual                          -----------
       Name and                Compensation         Other         Securities        All
      Principal                --------------      Annual         Underlying        Other
       Position          Year   Salary   Bonus    Compensation(1)    Options       Compensation (2)
                         ----   ------   ------   -------------    ----------      ---------------
James R. Leininger,M.D.  1995   $150,000  $103,350                                 $1079
  Chairman of the Board  1994    150,000   150,000                                  1112
                         1993    150,000     9,142                                  1635

Raymond R. Hannigan,     1995    250,000   172,500  $39,204           12,000        1836
  Chief Executive        1994     33,173    23,777                 1,000,000(3)
  Officer & President

Peter A. Leininger,M.D.  1995    165,436    85,554   37,717            8,000        1585
  Director and Executive 1994    151,352   115,000                    11,520(4)     1621
  Vice President         1993    153,000     8,204                     5,000        2255

Bianca A. Rhodes,        1995    184,000   105,984                    83,000(3)      556
  Chief Financial        1994    165,958   133,000                     7,440         530
  Officer & Senior       1993     87,665    25,000                   100,000          38

Daniel R. Puchek,        1995    172,500   103,500                     8,000         749
  President, KCI New     1994    128,625   140,000                    37,765(4)     1176
  Technologies, Inc.     1993    125,000   120,178                     4,000        1817


(1) The column entitled "Other Annual Compensation" includes $26,849 paid to Mr. Hannigan in 1995 for reimbursement of relocation expenses and a personal benefit of $30,417 received by Dr. Peter A. Leininger for certain transportation expenses. Except with respect to personal benefits received by Mr. Hannigan and Dr. Peter Leininger in fiscal 1995, the personal benefits provided to each of the named executive officers under various Company programs did not exceed 10% of the individual's combined salary and bonus for the year.

(2) The "All Other Compensation" column includes the Company's contribution to the Company's Employee Stock Ownership Plan of $495 for Dr. James R. Leininger, Dr. Peter A. Leininger and Mr. Puchek which was credited in 1995, a Company contribution of $375 to the Company's 401(K) plan for Dr. Peter Leininger and Ms. Rhodes and a premium for term life insurance in an amount which ranged from $181 to $1836 depending on the age of the executive officer.

(3) The referenced stock options for Mr. Hannigan and Ms. Rhodes include stock options covering 440,000 and 75,000 shares of Common Stock, respectively, granted to them by Dr. James R.
     Leininger, M.D.

(4) The stock options granted to Messrs. Leininger and Puchek in 1994 included stock options covering 4,080 and 26,965 shares of Common Stock, respectively, which were granted pursuant to a repricing plan. The table does not reflect the cancellation of stock options covering 6,200 and 38,800 shares of Common Stock, respectively, in connection with the repricing plan.


Employment Arrangement
----------------------
      Effective November 14, 1994, Raymond R. Hannigan agreed to serve as President and Chief Executive Officer of the Company with an annual salary of $250,000 and the right to participate in the Company's Incentive Bonus Plan with an annual target bonus of $125,000. Upon commencement of his employment, Mr. Hannigan also received a non-qualified option to purchase 560,000 shares of Common Stock at an exercise price of $4.50 per share, which was the fair market value on the date he agreed to serve in such capacities. In addition to other benefits, the Company and Mr. Hannigan agreed that in the event that Mr. Hannigan's employment is terminated for any reason other than malfeasance or acts of moral turpitude, he will receive as severance an amount equal to one year's salary and auto allowance.


Executive Committee Stock Ownership Policy
------------------------------------------
      On October 27, 1995, the Board of Directors adopted the Kinetic Concepts Executive Committee Stock Ownership Policy (the "Policy"). The purpose of the Policy is to ensure that the Company's senior management has a significant direct economic interest in the Company. The Policy requires that Executive Committee members acquire Common Stock with a fair market value at least equal to their base salary within four years. Members of the Executive Committee who are also members of the Company's Board of Directors are required to obtain Common Stock with a fair market value at least equal to twice their base salary. Members of the Executive Committee are credited for a Common Stock purchase under the Policy based upon the closing price of the Common Stock and their base salary as of the last day of the month in which the purchase was made. The current members of the Executive Committee are the Company's President, Executive Vice President, Senior Vice Presidents, Vice President of Manufacturing and the Presidents and General Manager of the Company's four divisions. The Policy was effective January 1, 1996.

      The Executive Committee members may obtain Common Stock by making open market purchases or by exercising existing vested stock options. In order to assist the Executive Committee members in making such purchases, the Company will loan Executive Committee members sufficient funds to purchase such Common Stock. These loans will have a term of five years, bear interest at the applicable federal rate determined by the Internal Revenue Service and require yearly principal and interest payments.

                OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning options granted during fiscal 1995 to the named executive officers:




                            Individual Grants
                            -----------------                 Potential
                             %                                Realizable
                             of Total                       Value at Assumed
                 Number of   Options                        Annual Rates of
                 Securities  Granted to                     Stock Price Appre.
                 Underlying  Employees                      for Option Term
   Name          Options     in Fiscal  Exercise Expiration ----------------
                 Granted (1) Year (2)   Price      Date       5%(4)   10%(4)
                 ----------  --------   -------- ----------  ------   ------
James R.           -0-       -0-        -0-      -0-         -0-       -0-
Leininger

Raymond R.         2,000     1.38%      $6.750   5/15/05     $50,940   $129,092
Hannigan

Peter A.           8,000     0.92%      $6.750   5/15/05     $33,960    $86,061
Leininger

Bianca A. Rhodes   8,000     0.92%      $6.750   5/15/05     $33,960    $86,061
                  75,000(5)             $9.125   8/23/00

Daniel R. Puchek   8,000     0.92%      $6.750   5/15/05     $33,960    $86,061


(1) Except as otherwise noted, the options vest and become exercisable in twenty percent (20%) increments on May 15 of each year after the date of grant. The options are not transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

(2) The percentages set forth in this column do not include or take into account the stock option granted to Ms. Rhodes by Dr. Leininger. See footnote 6.

(3) The exercise price of all options granted by the Company in 1995 was equal to the fair market value of the Common Stock at the close of business on the day of the grant.

(4) The information in these columns illustrates the value that might be realized upon the exercise of the options granted during fiscal 1995 assuming the specified compound rates of appreciation of Common Stock over the term of the options. The potential realizable value set forth in the columns of the foregoing table do not take into account certain provisions of the options providing for termination of an option following termination of employment, nontransferability or vesting requirements.

(5) Dr. James R. Leininger granted Ms. Rhodes an option to purchase 75,000 shares of Common Stock on August 1, 1995. This option vests and becomes exercisable in one-third increments on each of the first three anniversaries of the date of grant.


           AGGREGATED OPTION EXERCISES IN LAST FISCAL
                  YEAR AND FY-END OPTION VALUE

       The following table sets forth certain information concerning the options exercised by each named executive officer during fiscal 1995 and the number and value of the options held by the named executive officers at the end of the fiscal year ended December 31, 1995:

                                                 Number of
                                                 Securities      Value of
                                                 Underlying      Unexcerised
                                                 Unexcerised     In-the-Money
                     Shares Acquired Value       Options at      Options at
                     on Exercise     Realized    FY-End          FY-End(1)
                     --------------  --------    ----------      -----------
                                                 Excercisable/   Excerisable/
                                                 Unexercisable   Unexercisable
                                                 -------------   -------------

James R. Leininger,M.D.  0             0           0              0

Raymond R. Hannigan     43,500        $60,248     538,900/       $3,544,690
(2)                                               429,600        $3,200,400

Peter A. Leininger,      9,300        $36,038      25,624          $184,134
M.D.                                               16,596          $108,851

Bianca A. Rhodes (3)     0             0           64,576          $500,574
                                                  125,864          $598,111

Daniel R. Puchek         7,200         $9,425      36,099          $269,993
                                                   26,206          $184,385

___________________


(1) The values are calculated by subtracting the exercise price from the fair market value of the underlying stock as of December 31, 1995 (based on a closing price of $12.00 per share on December 29, 1995).

(2) Dr. James R. Leininger granted Mr. Hannigan an option in fiscal 1994 to purchase 440,000 shares of Common Stock at a purchase price of $5.74 per share. Mr. Hannigan purchased 43,500 of the shares of Common Stock subject to such option during fiscal 1995. The remaining portion of the option to purchase 396,500 shares of Common Stock is currently exercisable and included herein.

(3) The options shown for Ms. Rhodes include an option to acquire 75,000 shares of Common Stock at a purchase price of $9.125 per share granted to Ms. Rhodes by Dr. James R.
     Leininger, none of which is currently exercisable.




        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         (Kinetic Concepts, Inc., Standard & Poors 500,
         Standard & Poors Medical Products & Supplies)


      The following graph shows a five year comparison of cumulative total returns for the Company, the Standard & Poors 500 Composite Index and the Standard and Poors Medical Products & Supplies Index for the five year period ending December 31, 1995:

                     1990   1991    1992   1993    1994   1995

Kinetic Concepts,    $100   $241    $294   $121    $206   $365
Inc.
S&P 500              $100   $130    $140   $154    $156   $213
S&P Medical          $100   $161    $136   $102    $118   $197
Products


    The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, the Standard & Poors 500 Composite Index and the Standard and Poors Medical Products & Supplies Index is based on the stock price or composite index on January 1, 1990 and each year thereafter. The comparison assumes that $100 was invested in the Common Stock and in each of the two indices on January 1, 1990 and that all dividends were reinvested.



 BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General
-------
    The members of the Company's Compensation Committee are Frank
A. Ehmann, Chairman, Sam A. Brooks and Bernhard T. Mittemeyer, M.D. Dr. James R. Leininger was a member of the Compensation Committee during 1995 but resigned on December 31, 1995. The members of the Compensation Committee are also the only members of the Stock Option Committee. In determining the compensation to be paid to the Company's executive officers in 1995, the Compensation Committee employed compensation policies designed to reward the Company's executive officers and other key employees for creating value for the Company. The key components of executive compensation are (i) base salary, (ii) cash bonus awards under the Company's Management Incentive Program (the "MIP Plan"), and (iii) stock options granted under the 1987 Kinetic Concepts, Inc. Key Contributor Stock Option Plan.

     The base salaries of the Company's executive officers were recommended by the Company's Chief Executive Officer to the Compensation Committee for its review and approval. The factors considered by the Chief Executive Officer and the Compensation Committee in establishing base salary levels for executive officers were essentially subjective. Specific factors which were considered included the individual's level of responsibility and performance, the financial performance of the Company and the executive officer's department or division (with an emphasis on a comparison of actual and budgeted revenue and operating earnings for operating divisions and actual and budgeted expenses for departments) and a comparison of base salaries of similar positions within the Company. Specific weights were not assigned to these factors and the performance of the Common Stock was not directly considered in establishing base salaries for the Company's executive officers.


Chief Executive Officer
-----------------------
     Mr. Hannigan's base salary was established in November of 1994 when he was recruited to join the Company and was based upon the recommendation of the executive search firm employed by the Company. Mr. Hannigan's compensation package was negotiated with Mr. Hannigan by Dr. James R. Leininger and approved by the Compensation Committee. Although the Compensation Committee did not conduct a comparative survey, it believes that Mr. Hannigan's base salary and compensation package are competitive with the salaries and compensation packages paid to other chief executive officers of corporations with similar revenue and operations. Mr. Hannigan received a bonus in 1995 based upon the Company's performance under the MIP Plan.


Bonuses
-------
     All of the Company's executive officers were eligible to receive cash bonuses under the MIP Plan in 1995. Approximately 241 of the Company's key employees were eligible to receive bonuses under the MIP Plan in 1995. The objectives of the MIP Plan are to: (i) focus attention and effort on those activities which are critical to the Company's success, (ii) provide a means for encouraging individual participation in the development of goals and objectives and the discussion of progress towards those goals and objectives each year, (iii) reward team success as well as individual achievement, and (iv) provide greater motivation to those individuals who have a material impact on sales, costs and profits.

     Under the MIP Plan, bonuses are based on a target award for each participant which is established as a percentage of the base salary of the participant as of January 1st of each year. The target awards are established at 40% of base salary for executive officers other than Mr. Hannigan and Dr. Leininger whose target awards are set at 50% of their base salaries. The amount of the target award which a participant actually receives is based upon both the executive's individual performance and the performance of the Company and/or the executive's division as follows:

                           Corporate    Division     Individual
                           Performance  Performance  Performance
                           -----------  -----------  -----------
    Corporate Executives       80%         -0-          20%

    Division Executives        20%         65%          15%



Corporate and division performance are analyzed in terms of achieving the Company's revenue, net operating income and cash flow goals for the year. For purposes of the formula used in the MIP Plan, the revenue component is weighted at 20%, the net operating income component is weighted at 40% and the cash flow component is weighted at 40%. Individual performance is based upon the achievement of mutually agreed to management objectives established for each executive officer.

     The percentage of a target award actually received depends upon the percentage achievement of overall target performance. For example, if a participant achieves 100% of target performance he will receive 100% of his target reward. However, in the event that a participant achieves only 90% of target performance, he will only receive 20% of the target award. In the event that an individual achieves 110% or more of target performance, he will receive 150% of his target award.



Stock Options
-------------
     Stock options are granted to executive officers on an annual basis. The Stock Option Committee relies upon senior management's recommendations in awarding stock options to executive officers and employees and in determining the size of such awards. Such recommendations and the Stock Option
Committee's decisions are typically based upon salary grade level, length of service and performance of the executive officer or employee in the prior year. In addition, special grants are awarded during the year to recognize outstanding performance, eliminate perceived inequities and reward individuals for increases in responsibility. Previously granted options are considered by senior management in making recommendations to the Stock Option Committee with respect to stock options to be granted to executive officers.


Tax Limitations
---------------
    The federal tax laws have been amended to limit the deduction a publicly-held company is allowed for compensation paid in tax years beginning on or after January 1, 1994 to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. In order to constitute performance-based compensation for purposes of the new tax law, the performance measures must be approved by the shareholders. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Compensation Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

                                    FRANK A. EHMANN
                                    JAMES R. LEININGER, M.D.
                                    BERNHARD  T. MITTEMEYER, M.D.



                     APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of KPMG Peat Marwick LLP to audit the financial statements of the Company and its subsidiaries for the 1996 fiscal year. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

    Approval of the appointment of auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder approval should be withheld, the Board of Directors would consider an alternative appointment for the succeeding fiscal year. The Board of Directors recommends that the shareholders vote "FOR" Item No. 2 approving the appointment of auditors. A majority of the shares present and entitled to vote thereon is required for approval. Abstentions have the same effect as a vote against the proposals. Broker non-votes will not be included in the vote totals and will not affect the outcome of the vote on this proposal.


                TIMELINESS OF CERTAIN SEC FILINGS

      During the fiscal year ended December 31, 1995, Bianca A. Rhodes was late in filing a Form 4 with the Securities and Exchange Commission. Prior to December 31, 1995, Dr. James R. Leininger granted options to seven persons and failed to file a Form 4 or Form 5 reporting such grants.


          SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the 1997 Annual Meeting must be received in writing by the Company at its principal executive offices not later than November 30, 1996. The Company's principal executive offices are located at 8023 Vantage Drive, San Antonio, Texas 78230.

                          OTHER MATTERS

     No business other than the matters set forth in this Proxy Statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company. If any of the nominees for the office of director withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies may vote for another person in his place in what they consider the best interests of the Company.

     Upon  the  written  request of any  person  whose  proxy  is solicited hereunder, the Company will furnish without charge to such person a copy of its annual report filed with the Securities and Exchange Commission on Form 10-K, including financial statements and schedules thereto, for the 1995 fiscal year. Such written request is to be directed to the attention of Dennis E. Noll, Secretary, Kinetic Concepts, Inc., 8023 Vantage Drive, P.O. Box 659508, San Antonio, Texas 78265-9508.

                                        KINETIC CONCEPTS, INC.

                                        /s/ DENNIS E. NOLL
                                        -----------------------
                                        Dennis E. Noll,
                                        Secretary

Dated: March 28, 1996


                       KINETIC CONCEPTS, INC.
P                        8023 Vantage Drive
R                     San Antonio, Texas 78230
O
X       This Proxy is Solicited on Behalf of the Board of Directors
Y
      The undersigned hereby appoints James R. Leininger, M.D., Bianca A. Rhodes and Dennis E. Noll, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes him or her to represent and to vote, as designated on the reverse side, all the shares of common stock of Kinetic Concepts, Inc. held of record by the undersigned on March 26, 1996 at the Annual Meeting of Shareholders to be held on May 14, 1996, or any adjournment thereof, with all powers which the undersigned would possess if personally present.

     The undersigned acknowledges receipt of the Notice of Annual
Meeting  of Shareholders and Proxy Statement of Kinetic Concepts,
Inc. dated April 3, 1996.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY  USING
THE ENCLOSED ENVELOPE

  CONTINUED  AND TO BE SIGNED ON REVERSE  SIDE  SEE REVERSE SIDE

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" Proposals 1 and 2.


  X   Please mark vote as
      in this example.

1.   ELECTION OF DIRECTORS

      Nominees:   Sam  A.  Brooks, Frank A.  Ehmann,  Raymond  R.
Hannigan, James R.  Leininger, M.D.,    Peter A. Leininger,  M.D.
and Bernhard T. Mittemeyer,   M.D.


      FOR  all  nominees         WITHHELD  from  all nominees

     For, except vote withheld from the following:


__________________________________________________________



2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP as the independent public accountants of the corporation for the 1996 fiscal year.

            FOR              AGAINST             ABSTAIN



3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.



Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


   Signature:    __________________________    Date:____________


  Signature:     __________________________    Date:____________